STOCK PURCHASE AGREEMENT

     THIS AGREEMENT, made and entered into this 1st day of August, 1999, by and between George J. Georges. hereinafter called the "Seller' and WFD Partnership and/or assigns, hereinafter called the "Buyer".

     WITNESSETH:

     WHEREAS, Seller owns, of record 2,000,000 of the issued and outstanding shares of stock of Environmental Monitoring & Testing
Corporation; and

     WHEREAS, the Seller desires to sell to the Buyer, and the latter desires to purchase from Seller, 1,000,000 shares of stock of Corporation, and

     WHEREAS. the parties desire to stipulate all the terms.
conditions and covenants of such purchase and sale;

     NOW, THEREFORE, in consideration of the premises, the representations, warranties and mutual covenants contained herein, IT IS AGREED:

                            ARTICLE I
             REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents, warrants, covenants and agrees that the following are true and correct on the date hereof and will continue true and correct on each day through the closing date as though made as and of such date:

     1.1 Organization and Qualification. Corporation is duly organized and existing under the laws of the State of Delaware and is entitled to carry on its business at and in the place where such business is now conducted.

     1.2 Capital Stock The authorized capital stock of Corporation consists solely of 30,000,000 shares of $ .01 par value common stock of which 6,184,000 shares are issued and outstanding, and of which the Corporation holds 2,373,817 as treasury stock and 3,810,183 shares are held by the public including Seller. All of said issued shares are duly and validly issued, fully paid and non assessable. Sellers shares are free and clear of any pledge, lien, encumbrance or agreement of any kind restricting transfer or sale. Seller is not subject to any disability restricting the transfer contemplated by this agreement, and Seller has valid and marketable title to the shares held by Seller, with full legal right, power and authority to execute, deliver and perform Seller's obligations under this agreement and to transfer and deliver Sellers shares of Corporation to Buyer in the manner provided by this agreement.

     1.3 Options, Etc. There are no outstanding options, warrants, rights, contracts or agreements of any kind for the issuance (upon conversion, exercise or otherwise) or sale of any additional capital stock of Corporation or for the issuance or sale of any other securities or obligations of Corporation or for the purchase by Corporation of any of its shares. There are no other securities of Corporation issued and outstanding other than those set forth in Paragraph 1.2 hereof.

     1.4 No Affiliates. Corporation has no subsidiaries and does not own a majority of the outstanding securities of, nor control or have the power to control, through an ownership interest, any corporation or other business entity.

     1.5 Financial Statements. Attached hereto as Exhibit "A" is an audited Balance Sheet of Corporation, certified by its President, and dated September 30, 1998. together with an unaudited Balance Sheet of Corporation, certified by its President and dated June 30, 1999. Attached hereto as Exhibit "B" is an audited Income Statement of Corporation, certified by its President, and covering the period September 30, 1997 to September 30, 1998, together with an unaudited Income Statement of Corporation, certified by its President, covering the period October 1, 1998 to and through June 30, 1999. To the best of Seller's knowledge, said Balance Sheets and Income Statements are true, correct and complete, has been prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and correctly presents the financial position of Corporation as of the date of the Balance Sheets and income and expenses of Corporation for the period referenced.

     1.6 Liabilities. At the closing date Corporation shall have only liabilities which are current and normal liabilities incurred in the ordinary course of business.

     1.7 Taxes. The Federal Income tax returns of Corporation (including any amendments thereto contemplated by Corporation) have been filed for all prior fiscal years to and including September 30, 1998, and all taxes shown on said returns have been paid or provided for in the Balance Sheet. Any and all assessments and deficiencies or, increases proposed as a result of any and all examinations or audits of such returns concluded by the Internal Revenue Service have either been paid or are included in the liabilities or accruals for taxes provided for in the Balance Sheet. Corporation is not delinquent in the filing of any other Federal or any State or Local tax returns or reports and all taxes shown on said returns have been paid or provided for in the Balance Sheet; and, with regard to such returns or reports, the examination of which has been concluded by the appropriate governmental authority, all assessments and deficiencies or increases proposed have either been paid or are included in the liabilities or accruals for taxes provided for in the Balance Sheet. No waivers or extensions have been signed or agreed to by Corporation with regard to waiving or extending any statute of limitations relating to Federal, State or Local taxes.

     1.8 Litigation and Proceedings. There are no actions, suits, proceeding or investigations pending against Corporation at law or in equity or before any governmental department, commission, board, agency or instrumentality, which involves the likelihood of any judgment or liability not fully covered by insurance, or which may result in any materially adverse change in the business, operations, properties or assets, or in the condition (financial or otherwise) of Corporation. Corporation is not in default with respect to or bound by any order, injunction or decree of any court, governmental department, commission, board, agency or instrumentality. Seller had no knowledge or reasonable basis for knowledge of any threatened actions, suits, proceedings or investigations pending against Corporation at law or in equity or before any governmental department, commission, board, agency or instrumentality which involve the likelihood of any judgment or in any materially adverse change in the business, operations, properties or assets, or in the condition (financial or otherwise) of Corporation.

     1.9 Adverse Agreements. Neither corporation nor the Seller is a party to any contract or agreement, or subject to any charter provision or other legal restriction that prevents or restricts complete fulfillment of all the terms and conditions of this agreement or compliance herewith or which materially and adversely affects the business, property, assets or condition financial or otherwise, of Corporation and which have not been disclosed to Buyer.

     1.10 Absence of Certain Changes or Events. Since the Balance Sheet Date, Corporation has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability, absolute or contingent, except liabilities and obligations incurred in the ordinary course of business; (ii) paid any obligation or liability (absolute or contingent) other than current liabilities reflected as shown in the Balance Sheet and current liabilities incurred since that date in the ordinary course of business; (iii) mortgaged, pledged or subjected to lien, charge or encumbrance of any of its assets, real or personal, tangible or intangible, or canceled any of its debts or claims, except in such case, in the ordinary course of business;
(iv) suffered any losses or waived or released any rights of value; (v) issued or delivered or contracted to issue or deliver any stocks, bonds or other corporate securities, or granted or agreed to grant any options (including employee stock options) or warrants calling for the issue thereof; (vi) increased, decreased or reclassified its capital stock or amended its Articles or Bylaws; (vii) declared or made or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders, or redeemed or purchased or agreed to purchase or redeem, any shares of their stock; (viii) except in the ordinary course of business made or permitted any amendment or termination of any contract, agreement, and license to which it is a party; (ix) made any accrual or arrangement for a payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
(x) increased the rate of compensation payable or to become payable by it to any of its officers or employees over the rate being paid on the Balance Sheet Date, or adopted any profit sharing bonus, deferred compensation, insurance provision, retirement or any other employee benefit plan, payment or arrangement for or with any such officers or employees; or (xi) entered into any other transaction, except in the ordinary course of business; (xii) there has not been any change in Corporation's business or in its condition, financial or otherwise, other than changes in the ordinary course of business, none of which is materially adverse; (xiii) there has not been any damage, destruction or loss whether or not covered by insurance, materially and adversely affecting the ability of Corporation to conduct its business, or any other damage destruction or loss of any material nature; (xiv) there has not been any labor dispute or any event or condition of any character materially and adversely affecting the business of Corporation; (xv) Any event or condition of any character, materially and adversely affecting Corporation's business or prospects

     1. 11 Scheduled Property Exhibit "C" attached hereto includes the following property: all real property owned by Corporation (including any improvements located thereon); all trade names and trademarks owned by Corporation or applications for registration thereof,* all motor vehicles owned by Corporation; and all other tangible assets (including without limitation, furniture fixtures, equipment and inventory located in Corporation's business locations owned by Corporation.

     1.12 Title to Property. (i) Real Property. Corporation owns outright the fee simple title in and to the real property described in said Exhibit "C" free and clear of all liens, mortgages, charges, encumbrances of any nature whatsoever, expect the lien of current state and local property taxes not in default; and; (ii) Other Assets. Corporation has and on the closing date will have (subject to any changes in properties and assets occurring in the ordinary course of business or consented to by Buyer) good and marketable title to all of its other properties and assets (the "other assets"), including without limitation all personal property and equipment necessary to carry on the business operations. All other assets reflected in the Balance Sheet or acquired since the Balance Sheet Date and all those other assets set forth in Exhibit "C", free and clear of all defects, liens, encumbrances, claims or rights of third parties, except (a) for current taxes not delinquent.

     1.13 Insurance. All physical properties and assets of Corporation are covered by insurance in reasonable amounts and Corporation carries public liability, workmen's compensation and other usual types of insurance as required under law and/or dictated by customary and prudent practice, in reasonable amounts. Attached as Exhibit "E" is a list of each insurance policy maintained by Corporation setting forth the name of the insurance carried, the annual premium and the amount and type of coverage. Such insurance policies shall not be changed or modified between the date hereof and the closing without the consent of Buyer. Corporation is not and at closing shall not be in default in relation to any such policies.

     1.14 Contracts, Leases, Etc. Attached hereto as Exhibit "D" is a list of certain valid and existing contracts, leases, licenses and agreements to which the Corporation is a party. Seller has delivered to Buyer a true and correct copy of each such instrument in effect on the date hereof. Except only as stated in said Exhibit "D", or any other Exhibit to this agreement, Corporation is not a party to any written or oral (i) contract for employment which may not be terminated on not more than seven (7) days' notice without liability to Corporation;
(ii) contract with any labor union; (iii) continuing contract or agreement for the future purchase of materials, supplies, services or equipment; (iv) lease. and license agreement (v) pension or profit sharing plan, retirement plan, bonus agreement or plan, stock purchase or stock option plan, severance pay plan or vacation plan with respect to its employees or others; (vi) chattel mortgage, equipment lease, security agreement or conditional sales agreement; (vii) partnership, joint venture or other business enterprise agreement; or (viii) any other contract not made in the ordinary course of business. Corporation has performed in all material respects all obligations required to be performed by it and is not in default in any material respect, under any agreement, obligation or other commitment (oral or written), leases or license agreements or any other agreements to which it is a party or to which it is bound. Corporation is not a guarantor or secondarily liable for the payment of any debt liability or dividend, other than checks and similar items in the ordinary course of business.

     1.15 Compliance With Laws. Corporation has made every effort, to the best of its knowledge and ability, to comply with all laws, regulations, ordinances and orders applicable to its business and property, and no notice has been given to Corporation claiming any violation thereof.

     1.16 Directors and Officers, Compensation, Banks. Attached hereto as Exhibit "F" is a true and complete list as of the date of this agreement, showing (i) the names of all Corporation's directors and officers; (ii) the names of all persons whose compensation from Corporation for the year 1999 will equal or exceed Forty Thousand Dollars ($40,000.00), together with a statement of the full amount paid or payable to each such persons for services rendered or to be rendered in 1999; (iii) the name of each bank in which Corporation has an account, or safe deposit box, and the names of all persons authorized to draw thereon, or to have access thereto.

     1.17 Condition of Buildings and Equipment The buildings, furniture, fixtures, vehicles, machinery and equipment owned or leased by Corporation are all in good operating condition and in a state of good maintenance and repair, including, without limitation, the structural, mechanical, electrical and plumbing systems of said buildings, the roofs thereof, and the fixtures and equipment in said building.

     1.18 Conduct of Business. Pending closing and except as shall first be approved by Buyer in writing, or as is otherwise permitted by this Agreement (i) The business of Corporation will be conducted only in its ordinary course and the character of such business shall not be changed nor any different business undertaken; (ii) No material contract commitment or understanding of any kind will be entered into by and on behalf of Corporation, except commitments for the purchase of materials or supplies required in daily operation for no more than a thirty (30) day period, and no contract for the acquisition or sale of real estate or lease, license agreement shall be entered into; (iii) No material business decision or action outside the ordinary course of business, whether by way of hiring or firing key employees, or increasing the compensation of key employees, or paying or authorizing the payment of bonuses or commissions to key employees, or ordering or buying large quantities of inventory or materials, or otherwise, shall be made or taken;
(iv) Corporation and the Seller will duly comply and act in accordance with the provisions of the representations and warranties contained in this agreement.

     1. 19 Consents. Seller will, or will cause Corporation to use its best efforts to secure, prior to the closing date, the written consent of all persons whose consents may be required with respect to licenses, and agreements held by Corporation, wherever such consents may be necessary under the terms of such licenses, and agreements in order effectively to preserve to Corporation the rights and benefits thereunder after closing.

     1.20 Preserve Organization. Seller will, or will cause Corporation to use its best reasonable efforts to preserve intact the business organization of Corporation and to keep available to Corporation the services of its employees, and to preserve for Corporation the present relationship between it and its customers and others having business relationships with it.

     1.21 Governmental Authorization. Corporation has all licenses, permits and other governmental authorizations that are required in connection with its business as conducted on the date hereof. The real property owned by Corporation is properly zoned for its existing uses, the existing uses do not violate any law, ordinance or government order, and to the best of Seller's knowledge based on reasonable inquiry, there are no threatened violations of or notices with respect to any of the foregoing.

     1.22 Environmental Matters. The use and operation of the property utilized by Corporation for the operation of its business comply with all applicable environmental laws, rules and regulations and Seller shall continue to cause Corporation to comply therewith at all times to and through the date of closing. Specifically, and without limiting the generality of the foregoing, there not now, nor shall there be, to and through the date of closing, any Hazardous Waste located or stored in, upon or at the property utilized by Corporation for its business purposes; and there are not now, nor shall there be, to and through the date of closing, at any time any releases or discharges from the property utilized by Corporation for its business purposes. "Hazardous Waste" shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (EPA) and the list of toxic pollutants designated by Congress or the EPA or defined by any other Federal, State or local statute, law, ordinance, code, rule, regulation, order or decree regulating relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now or at any time in effect.

     1.23 Disclosure. No statement of fact by Seller in this agreement or in any statement furnished or to be furnished to Buyer pursuant hereto or in connection with any transaction contemplated hereby contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements herein or therein not misleading.

     1.24 Public Company. Seller warrants and represents that Corporation is a publicly traded company, currently trades over the counter under the symbol "EVMT", has met and complied with all requirements for a publicly trading company under the Federal Securities Law, is currently in good standing with the United States Securities; and Exchange Commission, subject to no notices of violation, investigations, or other inquiries (including those of State regulatory authorities). Attached hereto as Exhibit "G" and Exhibit "H" respectively, as the most recent 10K and 10Q reports filed by Corporation with the United States Securities and Exchange Commission, which Seller represents are to the best of his knowledge and belief, true and correct.

                            ARTICLE II
                          SALE OF STOCK

     Subject to and in reliance upon the representations, warranties, covenants and agreements herein contained and subject to the terms and conditions herein stated.

     2.1 Agreement to Sell. Seller agrees to sell, transfer and deliver to Buyer on the closing date 1,000,000 of the issued and outstanding capital stock of Corporation and Buyer agrees to purchase from Seller on the closing date said stock at and for a total purchase price of Two Hundred Seventy-Seven Thousand Five Hundred ($277,500.00) Dollars. The total purchase price shall be payable at closing by cashier's check or wire transfer.

     2.2 Closing Date. The closing of the sale provided by this agreement shall be made at the office of Buyer or at a mutually designated place at 1:00 o'clock P.M., on or before the 3rd day of November, 1999 (the "closing date"), unless accelerated or extended by mutual agreement of the parties.

     2.3 Closing. At the closing Seller shall deliver to Buyer 1,000,000 shares of the issued and outstanding shares of stock of Corporation duly endorsed for transfer or accompanied by duly executed stock powers with medallion signatures guaranteed by a commercial bank, in exchange for the payment and delivery to Seller of the purchase price represented by a cashier's or certified check or wire transfer, all as provided in Paragraph 2.
1. In addition Seller shall deliver to Buyer (I) Corporation's statement of net current assets; (ii) the minute books, stock books, stock transfer books, corporate seal, files, ledgers, books of account, leases, licenses, franchises, contract and other valuable papers and assets of Corporation; (iii) the written resignations of each director and officer of Corporation;
(iv) all policies of insurance issued to or for the benefit of Corporation currently in effect, and all policies expired but covering claims not barred by any Statute of Limitations; (v) a Certificate of Good Standing of Corporation from the Secretary of State of Delaware, dated not more than ten (10) days prior to the closing; (vi) the parties shall deliver or cause to be delivered any other certificates, opinions or other documents required as provided for under this agreement.

                          ARTICLE III
                          MISCELLANEOUS

     3.1 Governing Law. This agreement shall be construed and enforced under the laws of the state of Florida.

     3.2 Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the Buyer, his heirs, personal representatives and assigns, and to Seller, his heirs, personal representatives and assigns.

     3.3 Legal and Accounting Fees. Since this agreement is for the exchange by Seller of his stock in Corporation, Corporation shall not be charged with any legal or accounting fees for services rendered relating to this agreement, negotiation therefor, or consummation thereof.

     3.4 Notice. All notices necessary or desired to be given hereunder shall be in writing and sent by certified or registered mail, postage prepaid, if for Seller addressed to 6445 Via Rosa, Boca Raton, FL 33433 and if for Buyer addressed to 4811 NW 98th Way Coral Springs, FL 33076 or to such other address as any of the parties hereto may designate by certified mail, as above provided, will be deemed given when deposited in the United States mails.

     3.5 Representations and Warranties to Survive Closing. All representations, warranties and agreements made by any party hereto in this agreement or pursuant hereto shall survive the closing date of this agreement. All statements contained herein or in any certificate, exhibit list or other document shall be deemed to be representations and warranties.

     3.6 Headings. The various headings used in this agreement are for convenience only and shall not be used in interpreting the text of the agreement.

     3.7 Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute together one and the same instrument. A faxed signature shall, for the purpose of this agreement, be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Stock
Purchase Agreement on the day and year first above written.

In the Prescence of

                                      Seller
/s/ unreadable                        /s/ George J. Georges


                                      Buyer

/s/ unreadable                        /s/ unreadable

                        INDEX TO EXHIBITS

Exhibit A      Balance Sheet
Exhibit B      Income Statement
Exhibit C      Scheduled Property
Exhibit D      Contracts, Equipment Leases, Licenses, etc.
Exhibit E      Insurance
Exhibit F      Directors, Officers, Highly Paid Employees, Banks
Exhibit G      Most Recent 10 K Report
Exhibit H      Most Recent 10 Q Report